Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 16, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Energy Transfer LP on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Energy Transfer LP on Forms S-3 (File No. 333-228737, File No. 333-215969, File No. 333-215893, File No. 333-146300 and File No. 333-256668), and on Forms S-8 (File No. 333-229456, File No. 333-251923, File No. 333-275904, File No. 333-275327 and File No. 333-261502).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 16, 2024